UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  June 03, 2014
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On June 3, 2014, BellSouth Corporation (“BellSouth”), a subsidiary of the registrant, AT&T Inc. (“AT&T”), and AT&T provided, as applicable, irrevocable notice to The Bank of New York Mellon and Regions Bank, as trustees (the “Trustees”), to redeem all the outstanding:

(1)	BellSouth 5.20% Notes due September 15, 2014 with CUSIP number 079860AG7;
(2)	AT&T 0.875% Global Notes due February 13, 2015 with CUSIP number 00206RBB7;
(3)	AT&T 5.625% Global Notes due June 15, 2016 with CUSIP number 78387GAL7;
(4)	BellSouth 5.20% Notes due December 15, 2016 with CUSIP number 079860AL6;

and $750 million in principal amount of the outstanding:

(5)	AT&T 2.500% Global Notes due August 15, 2015 with CUSIP number 00206RAV4,

each in accordance with the terms of the applicable Indenture with the Trustees. The redemption date for each issue will be July 15, 2014, and the redemption amount for each issue will be determined on July 10, 2014.

AT&T expects the aggregate cash payment to be approximately $4.582 billion, including principal of $4.4 billion, accrued interest of $43 million, and an estimated call premium of approximately $146 million. In conjunction with this redemption, AT&T will unwind fixed to floating swaps. Using current market rates, the gain on the swaps is expected to be approximately $12 million.  The redemptions of these debt issuances are expected to be funded by cash on hand and long term debt issuance.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: June 03, 2014	By: /s/ John J. Stephens John J. Stephens Senior Executive Vice President and Chief Financial Officer